EXHIBIT 10.1

AGREEMENT AND
PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made as of the 28th day of April, 2015, by and between Simmons First National Corporation, an Arkansas corporation ("SFNC"), and Ozark Trust and Investment Corporation, a Missouri corporation ("OTIC").

ARTICLE I
RECITALS

Section 1.01                      SFNC.  SFNC has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Arkansas, with its principal executive offices located in Pine Bluff, Arkansas. SFNC is registered as a financial holding company with the Board of Governors of the Federal Reserve System ("FRB") under the Bank Holding Company Act of 1956, as amended (the "BHC Act").  As of the date hereof, SFNC has 60,000,000 authorized shares of Class A common stock, par value $0.01 per share ("SFNC Stock"), of which 29,834,201 were outstanding as of April 14, 2015, and 40,040,000 authorized shares of preferred stock, par value $0.01, of which 30,852 shares of Senior Non-Cumulative Perpetual Preferred Stock, Series A were are outstanding, as of April 14, 2015.  SFNC Stock trades on the NASDAQ Global Select Market under the symbol “SFNC.”

Section 1.02                      OTIC.  OTIC has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Missouri, with its principal executive offices located in Springfield, Missouri.  As of the date hereof, OTIC has 30,000 authorized shares of common stock, par value $50.00 per share, divided into two classes, 5,500 shares of Class A Common Stock ("OTIC Class A Stock”), of which 4,500 shares were outstanding as of April 14, 2015 and 24,500 shares of Class B Common Stock (“OTIC Class B Stock”) of which 20,777 shares were outstanding as of April 14, 2015, excluding 3,216 shares of OTIC Class B Stock granted as restricted stock under the OTIC Stock Grant Plan discussed below. (OTIC Class A Stock and the OTIC Class B Stock may be referred to collectively as “OTIC Stock”). The number of shares of OTIC Class A Stock and OTIC Class B Stock outstanding shall be certified by OTIC at the Effective Date and such certified number of shares outstanding shall be used for all purposes of this Agreement and the transactions contemplated hereunder.

Section 1.03                      OTIC Subsidiary.   Trust Company of the Ozarks ("TCO") has been duly incorporated and is a validly existing non-deposit trust company in good standing under the laws of the State of Missouri, with its principal executive offices located in Springfield, Missouri.  As of the date hereof, TCO has 20,503 authorized shares of common stock, par value $50.00 per share, divided into two classes, 5,500 shares of Class A Common Stock, of which 5,500 shares were outstanding as of April 14, 2015 and 15,003 shares of Class B Common Stock of which 13,621 shares were outstanding as of April 14, 2015, no other class of capital stock being authorized.  All of the outstanding shares of stock of TCO are owned by OTIC.

Section 1.04                      Compensatory Stock Programs.

(a)           SFNC has reserved 706,803 shares of SFNC Stock ("SFNC Comp. Shares") for issuance pursuant to the terms of the stock option and restricted stock grants under the executive and director stock plans of SFNC ("SFNC Stock Comp. Plans"), and anticipates requesting its shareholders to approve an additional incentive plan at its 2015 annual shareholders’ meeting which would reserve an additional 1,000,000 shares. Options for 286,245 shares have been granted to various executive officers of SFNC and its subsidiaries and are currently outstanding.

(b)           OTIC has reserved 5,468 shares of OTIC Class B Stock for issuance pursuant to the Stock Grant Plan of Ozark Trust & Investment Corporation, dated December 1, 2011 ("OTIC Stock Grant Plan").  As of April 14, 2015, (i) restricted stock grants for 5,468 shares of OTIC Class B Stock have been granted under the OTIC Stock Grant Plan, and (ii) of the 3,216 are currently outstanding and fully vested ("OTIC Stock Grants"). There are no equity awards outstanding other than the OTIC Stock Grants. No additional equity awards will be granted under the OTIC Stock Grant Plan.   All OTIC Stock Grants will be exercised prior to closing.

Section 1.05                      Rights; Voting Debt.  Except for (i) the SFNC Stock Comp. Plans, (ii) the OTIC Stock Grant Plan, and (iii) the transactions contemplated under this Agreement, neither SFNC nor OTIC has any shares of its capital stock reserved for issuance, any outstanding option, call or commitment relating to shares of its capital stock or any outstanding securities, obligations or agreements convertible into or exchangeable for, or giving any person any right (including, without limitation, preemptive rights) to subscribe for or acquire from it, any shares of its capital stock (collectively, "Rights").  Neither OTIC nor SFNC nor any of their respective subsidiaries have any bonds, debentures, notes or other indebtedness issued and outstanding, having the right to vote, or convertible into securities having the right to vote, on any matters on which shareholders may vote ("Voting Debt").

Section 1.06                      Materiality.  Unless the context otherwise requires, any reference in this Agreement to materiality with respect to either party shall, as to OTIC, be deemed to be with respect to OTIC and its subsidiaries taken as a whole, and as to SFNC shall be deemed to be with respect to SFNC and its subsidiaries, taken as a whole.

Section 1.07                      Merger.  The Board of Directors of SFNC and the Board of Directors of OTIC have each determined that it is desirable and in the best interests of the corporations and their respective shareholders that OTIC merge with and into SFNC ("Merger") on the terms and subject to the conditions set forth in this Agreement.

In consideration of their mutual promises and obligations hereunder, and intending to be legally bound hereby, SFNC and OTIC adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

ARTICLE II
MERGER

Section 2.01                      Merger.  On the Effective Date, as defined in Section 8.01, OTIC will merge with and into SFNC, with SFNC being the surviving corporation ("Surviving Corporation"), pursuant to the provisions of, and with the effects provided in, the Arkansas Business Corporation Act.  At the Effective Time, the articles of incorporation and bylaws of SFNC, as the Surviving Corporation, shall be the articles of incorporation and bylaws of SFNC as in effect immediately prior to the Effective Time; the directors and officers of SFNC shall be the directors and officers of the Surviving Corporation; SFNC shall continue to possess all of the rights, privileges and franchises possessed by it and shall become vested with and possess all rights, privileges and franchises possessed by OTIC; and SFNC shall be responsible for all of the liabilities and obligations of OTIC in the same manner as if SFNC had itself incurred such liabilities or obligations, and the Merger shall not affect or impair the rights of the creditors or of any persons dealing with SFNC or OTIC.

Section 2.02                      Conversion of OTIC Stock.

(a)           Definitions.

(i)  "Exchange Ratio" shall mean 16.7205 shares of SFNC Stock for each outstanding share of OTIC Stock, subject to adjustment as provided in Section 2.03.

(ii)   “Merger Consideration” shall mean the number of whole shares of SFNC Stock, if any, which such holder has the right to receive in respect of the shares of OTIC Stock so held in accordance with Sections 2.02 and 2.03, plus, cash, if any, in an amount which such holder has the right to receive in respect of the shares of OTIC Stock in accordance with Sections 2.02 and 2.03, plus cash in lieu of fractional shares of SFNC Stock, if any, to which such holder is entitled pursuant to Section 2.02, plus any dividends or other distributions to which such holder is entitled pursuant to Section 2.04(c).

(iii)  "Average Closing Price" of SFNC Stock shall be the average of the closing price per share of SFNC Stock on the NASDAQ Global Select Market (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as chosen by SFNC) for the twenty (20) consecutive trading days ending on and including the tenth (10th) trading day preceding the Effective Date.

(iv)  "Minimum Merger Consideration" shall be the sum of (A) the product of (x) $33.58 multiplied by (y) the number of shares of SFNC Stock to be issued in exchange for OTIC Stock in the Merger, plus (B) the product of $701.9268 multiplied by the number of shares of OTIC Stock held by banks and bank holding companies at the Effective Time.

(b)           (i)  Subject to the other provisions of this Section 2.02 and Section 2.03, upon consummation of the Merger at the Effective Time, by virtue of the Merger each share of OTIC Stock issued and outstanding immediately prior to the Effective Time held by a bank or a bank holding company, including but not limited to those entities listed on schedule 2.02(b)  (excluding any Dissenting Shares, as defined in Section 2.06) shall be converted into the right to receive in cash the sum of $701.9268 per share of OTIC Stock held.

(ii) Subject to the other provisions of this Section 2.02 and Section 2.03, upon consummation of the Merger at the Effective Time, by virtue of the Merger each share of OTIC Stock issued and outstanding immediately prior to the Effective Time held by any shareholder other a than a bank or a bank holding company (excluding any Dissenting Shares, as defined in Section 2.06) shall be converted into the right to receive that number of shares of SFNC Stock as shall equal the Exchange Ratio.

(iii) All shares of OTIC Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Certificate, as defined in Section 2.04, previously evidencing any such shares shall thereafter represent the right to receive the Merger Consideration.  The holders of Certificates previously evidencing shares of OTIC Stock, outstanding immediately prior to the Effective Time, shall cease to have any rights with respect to such shares of OTIC Stock except as otherwise provided herein or by law.  Such Certificates previously evidencing shares of OTIC Stock, if held by a bank or bank holding company, shall be exchanged for the payment of  cash and such Certificates previously evidencing shares of OTIC Stock, if held by other shareholders, shall be exchanged for (i) certificates evidencing whole shares of SFNC Stock issued in consideration therefor (ii) cash in lieu of fractional shares as set forth below and (iii) any cash payable pursuant to Section 2.03(c), upon the surrender of such Certificates in accordance with the provisions of Section 2.04, without interest.  No fractional shares of SFNC Stock shall be issued, and, in lieu thereof, each holder of OTIC Stock upon surrender of a Certificate for exchange hereunder shall be paid an amount in cash, without interest, rounded to the nearest cent, determined by multiplying (a) the Average Closing Price by (b) the fractional interest in SFNC Stock to which such holder would otherwise be entitled.

    (c)           Each share of OTIC Stock held in the treasury of OTIC and each share of OTIC Stock owned by any direct or indirect wholly owned subsidiary of OTIC immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

Section 2.03.                         Adjustment to Computation of Merger Consideration.

(a)           The aggregate number of shares of SFNC Stock to be exchanged for each share of OTIC Stock shall be adjusted appropriately to reflect any change in the number of shares of SFNC Stock by reason of any stock dividends or splits, reclassification, recapitalization or conversion with respect to SFNC Stock, received or to be received by holders of SFNC Stock, when the record date or payment occurs prior to the Effective Time.  No adjustment of the Exchange Ratio shall occur by reason of issuance of (i) any SFNC Comp. Shares under the SFNC Stock Comp. Plans, (ii) the issuance of any SFNC stock in any other merger or other acquisition transaction or (iii) the issuance of any SFNC Stock for cash in a public or private stock offering.

(b)           (i) The aggregate number of shares of SFNC Stock to be exchanged for each share of OTIC Stock shall be adjusted appropriately to reflect any change in the number of shares of OTIC Stock by reason of any stock dividends or splits, reclassification, recapitalization or conversion with respect to OTIC Stock, received or to be received by holders of OTIC Stock, when the record date or payment occurs prior to the Effective Time.  The Exchange Ratio set forth in Section 2.02 (a) above is based upon 28,493 shares of OTIC Stock outstanding, consisting of 8,200 shares of OTIC Stock held by banks or bank holding companies and 20,293 shares held by other persons, all as of the Effective Time. If the number of outstanding shares of OTIC Stock, the number of shares of OTIC Stock held by banks or bank holding companies, or the number of shares of stock held by others outstanding and in effect, as of the Effective Time, differs from the foregoing, then the Exchange Ratio shall mean the number (computed to four decimal places) that shall equal the quotient of (A) $20,000,000 less the product of (i) the number of shares held by banks or bank holdings companies multiplied by (ii) $701.9268 divided by (B) $41.98 and further divided by (C) the number of shares of OTIC stock held by persons other than banks and bank holding companies outstanding and in effect, as of the Effective Time.

 (c)           In the event (i) the Average Closing Price of SFNC Stock shall be less than $33.58; and (ii) the difference between:

the percentage change of (A) $40.044 (the average of the closing price of the PowerShares KBW Regional Banking Portfolio ("KBWR") for the twenty (20) consecutive trading days ending on and including March 3, 2015 and (B) the average of the closing price of the KBWR (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as chosen by SFNC) for the twenty (20) consecutive trading days ending on and including the tenth (10th) trading day preceding the Effective Date,

and
the percentage change of (Y) $39.012 (the average of the closing price of SFNC Stock for the twenty (20) consecutive trading days ending on and including March 3, 2015) and (Z) the Average Closing Price is greater than twenty percent (20%),

then OTIC may give notice of its intent to terminate this Agreement as provided in Section 7.01(e) hereof; subject to SFNC’s right, in its sole and absolute discretion, to maintain the Exchange Ratio and opt to pay an amount of cash so that, as a result of such adjustment, the Merger Consideration, based on the Average Closing Price, shall be no less than the Minimum Merger Consideration.  If SFNC elects to make the SFNC Walkaway Counter Offer (as defined in Section 7.01(e)), it shall give prompt written notice to OTIC of such election (the "Walkaway Counter Offer Notice").  The Walkaway Counter Offer Notice, if given, shall set forth the amount of the cash to be paid and shall include a calculation of the adjusted Merger Consideration.

(d)           Upon the occurrence of any adjustment pursuant to this Section 2.03, any references in this Agreement to any defined term whose calculation is affected by such adjustment shall thereafter be deemed to refer to the defined term as calculated after giving effect to such adjustment.

Section 2.04                      Exchange of Certificates.

(a)           Promptly after the Effective Time, SFNC shall deposit, or shall cause to be deposited, with Computershare ("Transfer Agent"), for the benefit of the holders of shares of OTIC Stock, for exchange in accordance with this Article II, through the Transfer Agent, (i) certificates evidencing a number of shares of SFNC Stock equal to the sum of the shares of SFNC required to be issued as Merger Consideration to the shareholders of OTIC, (ii) cash in the amount of $5,760,000.00 (“Cash Merger Consideration Fund”) and (iii) cash in the amount of $2,500.00 ("Fractional Share Fund").  In the event the initial sum deposited into the Cash Merger Consideration Fund or the Fractional Share Fund is insufficient to satisfy all payments required to be paid from such fund, then SFNC shall immediately deposit funds to remedy such deficiency.

(b)           Promptly after the Effective Time, SFNC will instruct the Transfer Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of OTIC Stock (other than Dissenting Shares) ("Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as SFNC may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of SFNC Stock and any cash payable hereunder. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be reasonably required pursuant to such instructions, the holder of such Certificate, if a bank or bank holding company, shall be entitled to receive in exchange therefor cash in accordance with Section 2.02 and if the holder is other than a bank or bank holding company, the holder shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole shares of SFNC Stock which such holder has the right to receive in respect of the shares of OTIC Stock formerly evidenced by such Certificate in accordance with Section 2.02, (B) cash in lieu of fractional shares of SFNC Stock to which such holder is entitled pursuant to Section 2.02, (C) any cash payable pursuant to Section 2.03(c), and (D) any dividends or other distributions to which such holder is entitled pursuant to Section 2.04(c) and the Certificate so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of shares of OTIC Stock which is not registered in the transfer records of OTIC, a certificate evidencing the proper number of shares of SFNC Stock may be issued and/or cash paid in accordance with this Article II to a transferee if the Certificate evidencing such shares of OTIC Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.  Until surrendered as contemplated by this Section 2.04, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the Merger Consideration.

(c)           No dividends or other distributions declared or made after the Effective Time with respect to SFNC Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of SFNC Stock evidenced thereby, and no other part of the Merger Consideration shall be paid to any such holder, until the holder of such Certificate shall surrender such Certificate. The holder of an unsurrendered Certificate entitled to receive shares of SFNC Stock shall be entitled to receive the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of SFNC Stock, and, at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of SFNC Stock.  No interest shall be paid on the Merger Consideration.

(d)           All shares of SFNC Stock issued and cash paid in accordance with the terms hereof shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such shares of OTIC Stock.

(e)           Any portion of the Fractional Share Fund which remains undistributed to the holders of OTIC Stock on the date six months following the Effective Time shall be delivered to SFNC, upon demand, and any holders of OTIC Stock who have not theretofore complied with this Article II shall thereafter look directly to SFNC for the Merger Consideration to which they are entitled.

(f)           SFNC shall not be liable to any holder of shares of OTIC Stock for any Merger Consideration, whether shares of SFNC Stock, cash or dividends or distributions with respect to SFNC Stock, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g)           SFNC shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of OTIC Stock such amounts as SFNC is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by SFNC, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of OTIC Stock in respect of which such deduction and withholding was made by SFNC.

Section 2.05                      Stock Transfer Books.  At the Effective Time, the stock transfer books of OTIC shall be closed and there shall be no further registration of transfers of shares of OTIC Stock thereafter on the records of OTIC. On or after the Effective Time, any Certificates for OTIC Stock presented to the Transfer Agent or SFNC for any reason shall be converted into the Merger Consideration.

Section 2.06                      Dissenting Shares.  Notwithstanding any other provisions of this Agreement to the contrary, shares of OTIC Stock that are outstanding immediately prior to the Effective Time and which are held by shareholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares (collectively, the "Dissenting Shares") in accordance with Section 351.455 of the Revised Missouri Statutes shall not be converted into or represent the right to receive the  Merger Consideration.  Such shareholders shall be entitled to receive payment of the fair value of such shares of OTIC Stock held by them in accordance with the provisions of such statute, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to judicial determination of the value of the shares of OTIC Stock under such statute shall have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration, as if such shares of OTIC Stock, upon surrender, in the manner provided in Section 2.04, of the Certificate or Certificates that formerly evidenced such shares of OTIC Stock.

Section 2.07                      Lost OTIC Stock Certificates.  In the event any Certificate for OTIC Stock shall have been lost, stolen or destroyed, upon receipt of appropriate evidence as to such loss, theft or destruction and to the ownership of such Certificate by the person claiming such Certificate to be lost, stolen or destroyed and the receipt by SFNC of appropriate and customary indemnification, SFNC will issue in exchange for such lost, stolen or destroyed Certificate, a certificate of shares of SFNC Stock and the cash payment, if any, deliverable in respect thereof as determined in accordance with this Article II.

ARTICLE III
ACTIONS PENDING MERGER

Section 3.01                      Required Actions Pending Merger.  OTIC hereby covenants and agrees with SFNC that prior to the Effective Time, unless the prior written consent of SFNC shall have been obtained, and except as otherwise contemplated herein, OTIC will and will cause each of its subsidiaries to:

(a)           upon the direction of SFNC, give all required notices, make all necessary amendments and cause its Board of Directors to adopt resolutions: (i) to the extent permissible under applicable law, amending the contribution formula and benefit provisions of the Trust Company of the Ozarks 401(k) Plan to be comparable to the SFNC 401(k) Plan to be effective at the Effective Time and (ii) terminating the Trust Company of the Ozarks 401(k) Plan to be effective on December 31, 2015, to pay any and all termination, early withdrawal penalties or similar fees with respect to the termination of the plan;

 (b)           use commercially reasonable efforts to preserve intact their business organization and assets, maintain their rights and franchises, retain the services of their officers and key employees, except that they shall have the right to lawfully terminate the employment of any officer or key employee if such termination is in accordance with OTIC’s existing employment procedures;

(c)           use commercially reasonable efforts to maintain and keep their properties in as good repair and condition as at present, except for depreciation due to ordinary wear and tear;

(d)           use commercially reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained;

(e)           perform in all material respects all obligations required to be performed by them under all material contracts, leases, and documents relating to or affecting their assets, properties, and business; and

(f)           give SFNC notice of all meetings of the board of directors of OTIC and each of its subsidiaries, allow SFNC to have a non-voting representative at each such meeting in person or telephonically, provided, however, such representative shall be subject to exclusion from any portion of any such meeting during any discussion or action concerning the Merger or to the extent that OTIC’s legal counsel advises the OTIC directors that permitting SFNC’s presence would constitute a breach of their fiduciary, regulatory or legal  duties or requirements, and provide SFNC with all written materials and communications provided to the directors in connection with such meetings; provided, however, such written materials and communications shall be subject to redaction to the extent that OTIC’s legal counsel advises the OTIC directors that permitting SFNC’s access to such materials and communications would constitute a breach of their fiduciary, regulatory or legal duties or requirements.

Section 3.02                      Prohibited Actions Pending Merger.  Except as specifically contemplated by this Agreement, or as disclosed in OTIC's Disclosure Letter (as hereafter defined), from the date hereof until the earlier of the termination of the Agreement or the Effective Time, OTIC shall not do, and OTIC will cause each of its subsidiaries not to do, without the prior written consent of SFNC, any of the following:

(a)           (i)  make, declare or pay any dividend on OTIC Stock, other than dividends consistent with historic practices or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any share of its capital stock (other than in a fiduciary capacity) or authorize the creation or issuance of or issue or sell or permit any subsidiary to issue or sell any additional shares of OTIC Stock (other than shares of OTIC stock issued upon exercise of options  or warrants previously granted under the OTIC Stock Grant Plan) or the capital stock of any subsidiary, or any options, warrants, calls or commitments relating to its capital stock or the capital stock of any subsidiary, or any securities, obligations or agreements convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, shares of its capital stock or the capital stock of any of its subsidiaries;

(b)           hire any additional staff, except for (i) personnel hired at an hourly rate to fill vacancies, (ii) salaried non-executive officers positions that are replacements, or (iii) for seasonal part time staff, in accordance with past practices;

(c)           enter into or permit any subsidiary to enter into any employment contracts with, pay any bonus to, or increase the rate of compensation of, any of its directors, officers or employees, except in the ordinary course of business consistent with the past practice or existing plans and agreements;

(d)           except as directed by SFNC consistent with the terms of this Agreement, enter into or modify or permit any subsidiary to enter into or modify (except as may be required by applicable law and except for the renewal of any existing plan or arrangement in the ordinary course of business consistent with past practice) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees;

(e)           except as contemplated by Section 5.01(l), substantially modify the manner in which it and its subsidiaries have heretofore conducted their business, taken as a whole, or amend its charter or by-laws;

(f)           except in the ordinary course of business, acquire any assets or business or take any other action, that considered as a whole is material to OTIC on a consolidated basis, other than as set forth in section 3.02(f) of OTIC's Disclosure Letter;

(g)           except in their fiduciary capacities, purchase any shares of SFNC Stock;

(h)           except as contemplated by Section 5.01(l), change any method of accounting in effect at December 31, 2014, or change any method of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 2014, except as may be required by law or generally accepted accounting principles;

(i)           knowingly take any action which would or is reasonably likely to (i) adversely affect the ability of either of SFNC or OTIC to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby; (ii) adversely affect OTIC’s ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the Merger set forth herein not being satisfied;

(j)           sell or dispose of any fixed assets of OTIC or its subsidiaries having a book value in excess of $25,000;

(k)           terminate any lease on fixed assets currently in use by OTIC or its subsidiaries or which would cause OTIC or its subsidiaries to incur costs, expenses or charges related to the termination in excess of $25,000;  or

(l)           directly or indirectly agree to take any of the foregoing actions.

Section 3.03                      Conduct of OTIC to Date.  Except as contemplated by this Agreement or as disclosed in OTIC’s Disclosure Letter (as hereafter defined) delivered to SFNC contemporaneously with the execution and delivery of this Agreement, from and after December 31, 2014 through the date of this Agreement:

(a)           OTIC and TCO have carried on their respective businesses in the ordinary and usual course consistent with past practices,

(b)           neither OTIC nor TCO has issued or sold any capital stock (other than stock issued under the OTIC Stock Grant Plan) or issued or sold any corporate debt securities which would be classified as long term debt on the balance sheet of OTIC or TCO,

(c)           OTIC has not declared, set aside, or paid any cash or stock dividend or distribution in respect of its capital stock,

(d)           neither OTIC nor TCO has incurred any material obligation or liability (absolute or contingent) or mortgaged, pledged, or subjected to lien, claim, security interest, charge, encumbrance or restriction any of its assets or properties, except for obligations or liabilities incurred in the ordinary course of business, or in conjunction with this Agreement,

(e)           neither OTIC nor TCO has discharged or satisfied any material lien, mortgage, pledge, claim, security interest, charges, encumbrance, or restriction or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business,

(f)           neither OTIC nor TCO has sold, assigned, transferred, leased, exchanged, or otherwise disposed of any of its properties or assets other than for a fair consideration in the ordinary course of business,

(g)           neither OTIC nor TCO increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or other employees, except merit or promotion increases, in accordance with existing policy; entered into any new, or amended or supplemented any existing, employment, management, consulting, deferred compensation, severance, or other similar contract; adopted, entered into, terminated, amended or modified any employee benefit plan in respect of any of present or former directors, officers or other employees; or agreed to do any of the foregoing,

(h)           neither OTIC nor TCO has suffered any material damage, destruction, or loss, whether as the result of flood, fire, explosion, earthquake, accident, casualty, labor trouble, requisition or taking of property by any government or any agency of any government, windstorm, embargo, riot, act of God, or other casualty or event or otherwise, whether or not covered by insurance,

(i)           neither OTIC nor TCO has entered into any transaction, contract, or commitment outside the ordinary course of its business,

(j)           neither OTIC nor TCO has entered, or agreed to enter, into any agreement or arrangement granting any preferential right to purchase any of its material assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such material assets, properties or rights,

(k)           there has not been any change in the method of accounting or accounting practices of OTIC or any of its subsidiaries, and

(l)           OTIC and TCO have kept all records substantially in accordance with its record retention policy and has not received any comment, notice or criticism by any regulatory agency which would lead a reasonable person to believe that such policy is not substantially in compliance with regulatory and statutory requirements and customary industry standards and have retained such records for the periods required by its policy.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.01                      Representations and Warranties.  Except as disclosed by OTIC or SFNC, as appropriate in their respective Disclosure Letters ("Disclosure Letter") to be delivered to each other contemporaneously with the execution and delivery of this Agreement, SFNC, for itself and its subsidiaries, to the extent applicable to such subsidiaries, represent and warrant to OTIC, and, OTIC, for itself and TCO, to the extent applicable to TCO, represent and warrant to SFNC, that:

(a)           The facts set forth in Article I of this Agreement with respect to it are true and correct.

(b)           All of the outstanding shares of capital stock of it and its subsidiaries are duly authorized, validly issued and outstanding, fully paid and non-assessable, and are subject to no preemptive rights.

(c)           Each of it and its subsidiaries has the power and authority, and is duly qualified in all jurisdictions, except for such qualifications the absence of which will not have a Material Adverse Effect (as hereinafter defined) where such qualification is required, to carry on its business as it is now being conducted and to own all its material properties and assets, and it has all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except for such powers and authorizations the absence of which, either individually or in the aggregate, would not have a Material Adverse Effect.

(d)           The shares of capital stock of each of its subsidiaries are owned by it free and clear of all liens, claims, encumbrances and restrictions on transfer and there are no Rights with respect to such capital stock, except as shown on Section 4.01(d) of its Disclosure Letter.

(e)           The Boards of Directors of SFNC and OTIC have, by all appropriate action, approved this Agreement and the Merger.  Subject to the receipt of approval of the OTIC shareholders, and subject to receipt of any required regulatory approvals, this Agreement is a valid and binding agreement of it enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(f)           The execution, delivery and performance of this Agreement by it does not, and the consummation of the transactions contemplated hereby by it will not, constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or its subsidiaries or to which it or its subsidiaries (or any of their respective properties) is subject, which breach, violation or default is reasonably likely to have a material adverse effect on the condition, financial or otherwise, properties, results of operations or business of it and its subsidiaries, taken as a whole or on its ability to perform its obligations hereunder and to consummate the transactions contemplated hereby ("Material Adverse Effect"), or (ii) a breach or violation of, or a default under, the articles of incorporation, charter or by-laws of it or any of its subsidiaries. The consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than the required approvals of applicable regulatory authorities referred to in Section 6.01(b) and (c) and the approval of the shareholders of OTIC referred to in Section 4.01(e) and any consents and approvals the absence of which will not have a Material Adverse Effect.

(g)           In the case of SFNC:

(i)           As of their respective dates, neither its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, nor any other document filed subsequent to December 31, 2014 under the Securities Exchange Act of 1934, as amended ("Exchange Act"), or the Securities Act of 1933, as amended ("Securities Act"), each in the form, including exhibits, filed with the SEC, and the Statements of Condition filed on behalf of its subsidiaries with the state and federal banking agencies during 2012, 2013, 2014 and 2015, (collectively, the "SFNC Reports"), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.  SFNC has filed with the SEC all reports and other documents required to be filed by it under the Exchange Act and each such report and other document complied at the time filed in all material respects with the applicable requirements of the Exchange Act and the regulations promulgated thereunder.

(ii)           Each of the financial statements in or incorporated by reference into the SFNC Reports, including the related notes and schedules, fairly presents the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings and of cash flow and changes in financial position or equivalent statements in or incorporated by reference into the SFNC Reports, including any related notes and schedules, fairly presents the results of operations, retained earnings and cash flows and changes in financial position, as the case may be, of the entity or entities to which it relates for the periods set forth therein, subject, in the case of unaudited interim statements or reports to normal year-end audit adjustments that are not material in amount or effect, in each case in accordance with generally accepted accounting principles applicable to bank holding companies consistently applied during the periods involved, except as may be noted therein.

(iii)           It has no material obligations or liabilities, contingent or otherwise, except as disclosed in the SFNC Reports, and its consolidated allowance for loan and lease losses, as shown on its most recent balance sheet or statement of condition contained in the SFNC Reports was adequate, as of the date thereof, within the meaning of generally accepted accounting principles and safe and sound banking practices to absorb reasonably expected losses in the loan portfolio of its subsidiaries.

(h)           In the case of OTIC:

(i)           Its audited financial statements for the fiscal year ended December 31, 2014 ("OTIC Audited Financial Statements"), including the related notes and schedules, fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings or equivalent statements in the OTIC Audited Financial Statements, including any related notes and schedules, fairly present the results of operations and retained earnings, as the case may be, of the entity or entities to which it relates for the periods set forth therein in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

(ii)           The Trust Company Consolidated Reports of Condition and Income filed with the State of Missouri Division of Finance during 2012, 2013, 2014 and 2015 (the "OTIC Statements" and together with the OTIC Audited Financial Statements, the "OTIC Reports," and the OTIC Reports together with the SFNC Reports, the "Reports") were prepared in material compliance with the instructions therefor and are not known by OTIC management to contain any material errors or misstatements.

(iii)           The unaudited monthly financial reports of OTIC and its subsidiaries prepared subsequent to December 31, 2014 fairly present the results of operations and the financial conditions of the entity or entities to which it relates, except that the financial reports do not contain any and all footnotes required by generally accepted accounting principles and are subject to normal year-end adjustments that are not material in amount or effect.

(iv)           It has no material obligations or liabilities, contingent or otherwise, not disclosed in the OTIC Reports or any subsequent unaudited monthly interim financial statements of TCO or OTIC.

(i)           Since December 31, 2014, in the case of SFNC and OTIC there has been no material adverse change in the financial condition of either SFNC and its subsidiaries, taken as a whole, or OTIC and its subsidiaries, taken as a whole.

(j)           All material federal, state, local, and foreign tax returns required to be filed by or on behalf of it or any of its subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such returns filed are complete and accurate in all material respects.  All taxes shown on returns filed by it have been paid in full or adequate provision has been made for any such taxes on its balance sheet in accordance with generally accepted accounting principles. As of the date of this Agreement, there is no audit examination, deficiency, or refund litigation with respect to any taxes of it that would result in a determination that would have a Material Adverse Effect. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to it have been paid in full or adequate provision has been made for any such taxes on its balance sheet in accordance with generally accepted accounting principles.  It has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect.

(k)           (i)  No material litigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending claim, action or proceeding against it or any of its subsidiaries, which in its reasonable judgment is likely to have a Material Adverse Effect or to prevent consummation of the transactions contemplated hereby, and, to the best of its knowledge, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated, and (ii) neither it nor any of its subsidiaries is subject to cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, federal or state governmental authorities charged with the supervision or regulation of banks, trust companies or bank holding companies or engaged in the insurance of bank deposits ("Bank Regulators"), nor has it been advised by any Bank Regulator that it is contemplating issuing or requesting, or is considering the appropriateness of issuing or requesting, any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolution or similar understanding.

(l)           Except for this Agreement, and arrangements made in the ordinary course of business, neither OTIC nor TCO is bound by any material contract, as defined in Item 601(b)(10)(i) and (ii) of Regulation S-K, to be performed after the date hereof that has not been disclosed to SFNC.

(m)           All employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), that cover any of its or its subsidiaries' employees, comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; neither it nor any of its subsidiaries has engaged in a prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any such plan which is likely to result in any material penalties or taxes under Section 502(i) of ERISA or Section 4975 of the Code; no material liability to the Pension Benefit Guaranty Corporation has been or is expected by it or them to be incurred with respect to any such plan which is subject to Title IV of ERISA ("pension plan"), or with respect to any single-employer plan (as defined in Section 4001(a)(15) of ERISA) currently or formerly maintained by it, them or any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code; no pension plan had an accumulated funding deficiency, as defined in Section 302 of ERISA (whether or not waived), as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each pension plan exceeds the present value of the benefit liabilities, as defined in Section 4001(a)(16) of ERISA, under such pension plan as of the end of the most recent plan year with respect to the respective plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such pension plan as of the date hereof; no notice of a reportable event, as defined in Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived has been required to be filed for any pension plan within the 12-month period ending on the date hereof; neither it nor any of its subsidiaries has provided, or is required to provide, security to any pension plan pursuant to Section 401(a)(29) of the Code; it and its subsidiaries have not contributed to a multiemployer plan, as defined in Section 3(37) of ERISA, on or after September 26, 1980; and it and its subsidiaries do not have any obligations for retiree health and life benefits under any benefit plan, contract or arrangement.

 (n)           Each of it and its subsidiaries has good title to its properties and assets, other than property as to which it is lessee, free and clear of any liens, security interests, claims, charges, options or other encumbrances not set forth in its Reports, except such defects in title which would not, in the aggregate, have a Material Adverse Effect and in the case of OTIC substantially all of the buildings and equipment in regular use by OTIC and each of its subsidiaries have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted.

(o)           It knows of no reason why the regulatory approvals referred to in Sections 6.01(b) and (c) should not be obtained without the imposition of any condition of the type referred to in the proviso following Sections 6.01(b) and (c).

(p)           It and each of its subsidiaries have all permits, licenses, certificates of authority, orders, and approvals of, and have made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted and the absence of which would have a Material Adverse Effect; all such permits, licenses, certificates of authority, orders, and approvals are in full force and effect, and to the best knowledge of it no suspension or cancellation of any of them is threatened.

(q)           In the case of SFNC, the shares of SFNC Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

(r)           Neither it nor any of its subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is it or any of its subsidiaries the subject of a proceeding asserting that it or any such subsidiary has committed an unfair labor practice or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its subsidiaries pending or threatened.

(s)           Except for the retention of Keefe, Bruyette & Woods, Inc. by OTIC, neither OTIC nor any of its subsidiaries, nor any of their respective officers, directors, or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder’s fees, and no broker or finder has acted directly or indirectly for it or any of its subsidiaries, in connection with this Agreement or the transactions contemplated hereby.

(t)           The information to be supplied by it for inclusion in (i) the Registration Statement on Form S-4 and/or such other form(s) as may be appropriate to be filed under the Securities Act, with the SEC by SFNC for the purpose of, among other things, registering the SFNC Stock to be issued to the shareholders of OTIC in the Merger ("Registration Statement"), or (ii) the proxy statement(s) to be distributed in connection with meeting of shareholders of OTIC to vote upon this Agreement, as amended or supplemented from time to time ("Proxy Statement"), and together with the prospectus included in the Registration Statement, as amended or supplemented from time to time, ("Proxy Statement/Prospectus") will not at the time such Registration Statement becomes effective, and in the case of the Proxy Statement/Prospectus at the time it is mailed and at the time of the meeting of shareholders contemplated under this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(u)           For purposes of this section, the following terms shall have the indicated meaning:

"Environmental Law" means any federal, state or local laws statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.  The term Environmental Law includes without limitation (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 9601, et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901, et seq., the Clean Air Act, as amended, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. 1251, et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. 9601, et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., all comparable state and local laws, and (ii) any common law, including without limitation common law that may impose strict liability, that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

"Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Substances include without limitation petroleum or any derivative or by-product thereof, asbestos, radioactive material, and polychlorinated biphenyls.

"Properties Owned" means those properties owned or operated by SFNC or OTIC or any of their subsidiaries.

(i)  To the best knowledge of it and its subsidiaries, neither it nor any of its subsidiaries has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which would not reasonably be expected to singly or in the aggregate have a Material Adverse Effect;

(ii)  To the best knowledge of it and its subsidiaries, none of the Properties Owned by it or its subsidiaries has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which singly or in the aggregate will not have a Material Adverse Effect; and

(iii)  To the best knowledge of it and its subsidiaries, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability of the Properties Owned by it or its subsidiaries under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, except such which will not have, result in or relate to a Material Adverse Effect.

(v)           OTIC does not and is not required to file reports pursuant to the Exchange Act.

(w)           In the case of SFNC, it and its subsidiaries have complied in all material respects with the provisions of the Community Reinvestment Act ("CRA"), and the rules and regulations thereunder, has a CRA rating of not less than satisfactory, and has received no material criticism from regulators with respect to discriminatory lending practices.

Section 4.02                      Representations and Warranties of OTIC.   Except as disclosed in writing in the Disclosure Letter, OTIC, for itself and TCO, to the extent applicable to TCO, to their actual knowledge, represent and warrant to SFNC, that none of OTIC’s or TCO’s executive management, consisting of Jay D. Burchfield, Dwight E. Rahmeyer, W. Rodger Gadd, Stephen L. Smith and Emily Kembell, knows of any circumstances, events, commitments, instruments or facts that are known to be misrepresented or intentionally omitted from any instrument, file, or other record of OTIC or any of its subsidiaries, with respect to fiduciary services being provided by OTIC.  To the knowledge of OTIC and its subsidiaries and except for such imperfections in documentation which when considered as a whole would not have a Material Adverse Effect on the business, operations or financial condition of OTIC or TCO:

(a)           The amounts represented to SFNC as the balances in the fiduciary accounts are the correct amounts actually and unconditionally credited to such accounts, are undisputed, as of the date reported and are not subject to any offsets, credits, deductions or counterclaims; and

(b)           OTIC or its subsidiaries has possession of all fiduciary document files and investment files for all active fiduciary accounts.

ARTICLE V
COVENANTS

Section 5.01                      Covenants.  SFNC hereby covenants with and to OTIC, and OTIC hereby covenants with and to SFNC, that:

(a)           It shall use its best efforts in good faith to take or cause to be taken all action necessary or desirable under this Agreement on its part as promptly as practicable so as to permit the consummation of the transactions contemplated by this Agreement at the earliest reasonable date and cooperate fully with the other party hereto to that end;

(b)           In the case of OTIC, OTIC shall (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving this Agreement as soon as is reasonably practicable after the Form S-4 is declared effective; (ii) in each case subject to the fiduciary duties of its directors, recommend as a Board by a majority vote to its shareholders that they approve this Agreement and use its best efforts to obtain such approval; (iii) distribute to its shareholders the Proxy Statement/Prospectus in accordance with applicable federal and state law; and (iv) cooperate and consult with SFNC with respect to each of the foregoing matters;

(c)           SFNC will file a Registration Statement on form S-4 for the shares to be issued pursuant to the Merger and use its best efforts to have the Registration Statement declared effective and to have such shares authorized for listing on the NASDAQ, subject to official notice of issuance.  OTIC and SFNC will cooperate in the preparation and filing of the Proxy Statement/Prospectus and Registration Statement in order to consummate the transactions contemplated by this Agreement as soon as is reasonably practicable;

(d)           SFNC will advise OTIC, promptly after SFNC receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of SFNC Stock issuable pursuant to this Agreement for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information;

(e)           In the case of SFNC, it shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or Blue Sky permits and approvals required to carry out the transactions contemplated by this Agreement;

(f)           Subject to its disclosure obligations imposed by law, unless approved by the other party hereto in advance, it will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby;

 (g)           (i)  Upon reasonable notice to an executive officer of the party, it shall, and shall cause each of its subsidiaries to, afford the other party hereto, and its officers, employees, counsel, accountants and other authorized representatives (collectively, such party’s "Representatives") access, during normal business hours, to all of its and its subsidiaries’ properties, books, contracts, commitments and records; it shall enable the other party’s Representatives to discuss its business affairs, condition, financial and otherwise, assets and liabilities with such third persons, including, without limitation, after such reasonable notice has been given to an executive officer of the party, its directors, officers, employees, accountants, counsel and creditors, as the other party considers necessary or appropriate; and it shall, and it shall cause each of its subsidiaries to, furnish promptly to the other party hereto (A) a copy of each report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws since December 31, 2014, and (B) all other information concerning its business properties and personnel as the other party hereto may reasonably request, provided that no investigation pursuant to this Paragraph (g) pertaining to non-disclosure of confidential information of OTIC and SFNC, shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate this Agreement of, the other party hereto; (ii) it will, upon request, furnish the other party with all information concerning it, its subsidiaries, directors, officers, partners and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the Registration Statement or any other statement or application made by or on behalf of SFNC, OTIC or any of their respective subsidiaries to any governmental body or agency in connection with or material to the Merger and the other transactions contemplated by this Agreement; and (iii) it will not use any information obtained pursuant to this Paragraph (g) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and, if this Agreement is not consummated, it will hold all information and documents obtained pursuant to this Paragraph (g) in confidence unless and until such time as such information or documents otherwise become publicly available or as it is advised by counsel that any such information or document is required by law to be disclosed, and in the event of the termination of this Agreement, it will deliver to the other party hereto all documents so obtained by it and any copies thereof;

(h)           It shall promptly furnish the other party with copies of written communications received by it, or any of its respective subsidiaries, Affiliates or Associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date hereof), from, or delivered by any of the foregoing to, any governmental body or agency in connection with or material to the transactions contemplated hereby;

 (i)           It shall notify the other party hereto as promptly as practicable of (i) any material breach of any of its warranties, representations or agreements contained herein and (ii) any change in its condition (financial or otherwise), properties, business, results of operations or prospects that would reasonably be expected to result in a Material Adverse Effect;

(j)           It shall cooperate and use its best efforts to promptly prepare and file all documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental agencies, including, in the case of SFNC, submission of applications for approval of this Agreement and the transactions contemplated herein to the FRB in accordance with the provisions of the BHC Act, to the Missouri Division of Finance ("MDF") and to any other regulatory agencies as required by law;

(k)           It shall (i) permit the other to review in advance and, to the extent practicable, will consult with the other party on all characterizations of the information relating to the other party and any of its respective subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any governmental body or agency in connection with the transactions contemplated by this Agreement; and (ii) consult with the other with respect to obtaining all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies or agencies necessary or advisable to consummate the transactions contemplated by this Agreement and will keep the other party informed of the status of matters relating to completion of the transactions contemplated herein;

(l)           Prior to the Effective Date and contingent on the consummation of the Merger, OTIC shall, consistent with generally accepted accounting principles, cause TCO to modify and change its litigation and real estate valuation policies and practices, including pertinent accounting entries, so as to be applied consistently on a mutually satisfactory basis with those of SFNC; provided, however, that no such action pursuant to this subsection (l) need be taken unless and until SFNC acknowledges that all conditions to its obligation to consummate the Merger have been satisfied and no such accrual or other adjustment made by OTIC pursuant to the provisions of this subsection (l) shall constitute an acknowledgment by OTIC or create any implication for any purpose, that such accrual or other adjustment was necessary for any purpose other than to comply with the provisions of this subsection (l);

(m)           From and after the Effective Date, SFNC shall cause its  subsidiaries, including TCO, to offer to all persons who were employees of OTIC, TCO, or other subsidiaries of each, as reflected in the payroll records of such institutions, immediately prior to the Effective Date and who become employees of SFNC or any of its subsidiaries, including those who remain as employees of TCO, or other subsidiaries, immediately following the Effective Date, the right to participate, commencing no later than January 1, 2016, in the employee benefits of SFNC and its subsidiaries (including but not limited to the Simmons First National Corporation Employee Stock Ownership Plan, Simmons First National Corporation 401(k) Plan, and such other benefits as are set forth in the Simmons First National Corporation Personnel Policy Manual) on the same terms as the employees of the other subsidiaries of SFNC.  To the extent permitted by such plans and policies and SFNC’s prior administration of such plans and policies, (i) prior service of employees of OTIC and its subsidiaries will be credited for purposes of eligibility to participate, vesting, and benefit accrual under such plans and policies and (ii) any waiting periods or exclusions pre-existing conditions shall be waived;

(n)           In the event the transactions contemplated by this Agreement are not consummated, SFNC agrees that for a period of twenty four (24) months from and after April 30, 2015, it will not, directly or indirectly (i), either personally or by or through its agent, on behalf of itself or on behalf of any other entity, association or individual, hire, solicit or seek to hire any employee of OTIC or any subsidiary of OTIC or any individual who was an employee of OTIC or any of its subsidiaries on April 30, 2015, or in any other manner attempt, directly or indirectly, to persuade any such employee to discontinue his or her status of employment with OTIC or TCO; provided that the foregoing restriction shall not apply to any person who seeks employment from SFNC after his or her employment with OTIC has been terminated, whether voluntarily or involuntarily; and

(o)           In the case of SFNC, it will evaluate with OTIC management, the staffing needs of TCO after the Effective Date.  If any positions at TCO are eliminated, SFNC will give the affected employees an opportunity to transfer to other available positions at TCO or other SFNC affiliates. Any such displaced employee who cannot be otherwise accommodated with continued employment will be eligible for the existing SFNC severance program.

ARTICLE VI
CONDITIONS TO CONSUMMATION

Section 6.01                      Mutual Conditions.  The respective obligations of SFNC and OTIC to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following conditions:

(a)           This Agreement and the transactions contemplated hereby shall have been approved by the requisite votes of the shareholders of OTIC in accordance with applicable law;

(b)           The procurement by SFNC of any necessary approval of this Agreement and the transactions contemplated hereby by the FRB and the MDF and the expiration of any statutory waiting periods without adverse action being taken;

(c)           Procurement of all other regulatory consents and approvals, including, without limitation, any required consents or approvals from the Federal Deposit Insurance Corporation or United States Treasury, Office of the Comptroller of the Currency which are necessary to the consummation of the transactions contemplated by this Agreement; provided, however, that no approval or consent described in Sections 6.01(b) and (c) shall be deemed to have been received if it shall include any conditions or requirements which would reduce the benefits of the transactions contemplated hereby to such a degree that SFNC or OTIC would not have entered into this Agreement had such conditions or requirements been known at the date hereof;

(d)           The satisfaction of all other requirements prescribed by law which are necessary to the consummation of the transactions contemplated by this Agreement;

(e)           No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger;

(f)           No statute, rule, regulation, order, injunction or decree shall have been enacted entered, promulgated or enforced by any governmental authority which prohibits, materially restricts or makes illegal consummation of the Merger;

(g)           The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC; and

(h)           Counsel for SFNC shall have delivered its opinion to SFNC and OTIC, dated as of the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that SFNC and OTIC will each be a party to that reorganization. In rendering such opinion, counsel may require and rely upon representations and covenants contained in certificates of officers of SFNC, OTIC and others. SFNC and OTIC will cooperate with each other and counsel in executing and delivering to counsel customary representations letters in connection with such opinion.

Section 6.02                      Additional Conditions for SFNC.  The obligation of SFNC to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following additional conditions:

(a)           SFNC shall have received an opinion, dated the Effective Date, of OTIC’s counsel in the form and to the effect customarily received in transactions of this type;

(b)           Each of the representations, warranties and covenants herein of OTIC shall, in all material respects, be true on, or complied with by, the Effective Date as if made on such date, or on the date when made in the case of any representation or warranty which specifically relates to an earlier date, and SFNC shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of OTIC, dated the Effective Date, to such effect;

(c)           any Phase I environmental audits of real property owned by OTIC or any of its subsidiaries ordered by SFNC (at its expense) shall, to SFNC’s satisfaction, reflect no material problems under Environmental Laws;

(d)           SFNC shall have received all state securities laws and Blue Sky permits and other authorizations necessary to consummate the transactions contemplated hereby; and

(e)           No litigation or proceeding is pending which (i) has been brought against SFNC or OTIC or any of their subsidiaries by any governmental agency seeking to prevent consummation of the transactions contemplated hereby or (ii) in the reasonable judgment of the Board of Directors of SFNC is likely to have a Material Adverse Effect on OTIC or SFNC.

Section 6.03                      Additional Conditions for OTIC.  The obligation of OTIC to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following additional conditions:

(a)           OTIC shall have received an opinion, dated the Effective Date, of SFNC’s counsel in the form and to the effect customarily received in transactions of this type;

(b)           Each of the representations, warranties and covenants contained herein of SFNC shall, in all material respects, be true on, or complied with by, the Effective Date as if made on such date, or on the date when made in the case of any representation or warranty which specifically relates to an earlier date, and OTIC shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of SFNC, dated the Effective Date, to such effect;

(c)           No litigation or proceeding is pending which (i) has been brought against SFNC or OTIC or any of their subsidiaries by any governmental agency, seeking to prevent consummation of the transactions contemplated hereby or (ii) in the reasonable judgment of the Board of Directors of OTIC is likely to have a Material Adverse Effect on OTIC or SFNC; and

(d)           The shares of SFNC Stock to be issued pursuant to the Merger shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

Section 6.04                      Effect of Required Adjustments.  Any effect on OTIC as a result of action taken by OTIC pursuant to Sections 3.01(a), 3.01(b) and 5.01(l) shall be disregarded for purposes of determining the truth or correctness of any representation or warranty of OTIC and for purposes of determining whether any conditions are satisfied.

ARTICLE VII
TERMINATION

Section 7.01                      Termination.  This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after the approval by the shareholders of OTIC:

(a)           By the mutual consent of SFNC and OTIC, by action of their respective boards of directors;

(b)           By SFNC or OTIC, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of the failure of the shareholders of OTIC to approve this Agreement at its meeting called to consider such approval, or a material breach by the other party hereto of any representation, warranty or agreement contained herein which is not cured or not curable within 45 days after written notice of such breach is given to the party committing such breach by the other party hereto;

(c)           By SFNC or OTIC, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by October 31, 2015; provided, however, that such date may be extended to not later than January 31, 2016 by either SFNC or OTIC, by written notice to the other party if a reason the Merger shall not have been consummated is because of failure to obtain a regulatory approval that is to be obtained pursuant to Section 6.01(b) or (c) or because the Registration Statement is not effective as is required pursuant to Section 6.01(g); provided further that the right to terminate this Agreement under this Section 7.01(c) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Merger to be consummated on or before such date and such action or failure to act constitutes a breach of this Agreement;

(d)           By SFNC or OTIC, in the event counsel for SFNC notifies the parties that it will be unable to give the opinion described in Section 6.01(h);

(e)           By the Board of Directors of OTIC at any time during the three (3) business day period following the tenth (10th) trading day immediately preceding the Effective Date ("Determination Date"), if the Average Closing Price of SFNC Stock shall be less than $33.58 and the SFNC Stock has underperformed the KBWR by more than 20% calculated in accordance with Section 2.03(c) hereof.  If OTIC elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to SFNC; provided, that such notice of election to terminate may be withdrawn at any time within the aforementioned three (3) business day period.  During the three (3) business day period commencing with its receipt of such notice, SFNC shall have the option, but not the obligation, to increase the Merger Consideration as set forth in Section 2.03(c) ("SFNC Walkaway Counter Offer").  If SFNC elects to make the SFNC Walkaway Counter Offer, it shall give the Walkaway Counter Offer Notice to OTIC within three (3) business days following receipt of the termination notice previously sent by OTIC, whereupon such notice of termination shall be null and void and of no effect, OTIC shall no longer have the right to terminate the Agreement pursuant to this Section 7.01(e) and this Agreement shall remain in effect in accordance with its terms (except for the adjustments to the Exchange Ratio and Merger Consideration).  Any references in this Agreement to the “Exchange Ratio” and “Merger Consideration” shall thereafter be deemed to refer to the Exchange Ratio and Merger Consideration after giving effect to any adjustment set forth in the Walkaway Counter Offer Notice.  If either SFNC or OTIC declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction before the Determination Date, the prices for the SFNC Stock shall be appropriately adjusted for the purposes of this Section 7.01(e); and

(f)           By the Board of Directors of OTIC at any time prior to obtaining OTIC shareholder approval for the Merger if OTIC's Board shall have determined in good faith (after taking into account the advice of counsel) that, in light of a competing proposal or other circumstances, termination of this Agreement is required in order for OTIC’s Board of Directors to comply with its fiduciary duties to OTIC shareholders under applicable law, provided that OTIC shall pay SFNC a fee, in immediately available funds, in the amount of $1,000,000 in advance of or concurrently with such termination.

Section 7.02  Effect of Termination.  In the event of the termination of this Agreement by either SFNC or OTIC, as provided above, this Agreement shall thereafter become void and there shall be no liability on the part of any party hereto or their respective officers or directors, except (i) as set forth in Section 9.01, and (ii) that any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach by any other party of any covenant or willful misrepresentation contained herein.

ARTICLE VIII
EFFECTIVE DATE AND EFFECTIVE TIME

Section 8.01                      Effective Date and Effective Time.  On the last business day of the month during which the expiration of all applicable waiting periods in connection with governmental approvals occurs and all conditions to the consummation of this Agreement are satisfied or waived, or on such earlier or later date as may be agreed by the parties, Articles of Merger shall be executed in accordance with all appropriate legal requirements and shall be filed as required by law, and the Merger provided for herein shall become effective upon such filing or on such date as may be specified in such Articles of Merger, herein called the "Effective Date".  The "Effective Time" of the Merger shall be upon filing of the Articles of Merger in the State of Arkansas, or such other time on the Effective Date as may be agreed by the parties.  As used in this Agreement, "business day" shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in the state of Arkansas are required or authorized to be closed.

ARTICLE IX
OTHER MATTERS

Section 9.01                      Survival.  Except for the provisions of Article X, which will survive the Closing, and as hereinafter provided, the representations and warranties contained in this Agreement and all other terms, covenants and conditions hereof shall merge in the closing documents and shall not survive the Closing or, after the Effective Time be the basis for any action by any party to this Agreement, except as to any matter which is based upon willful fraud by a party to this Agreement with respect to which the representations, warranties, terms, covenants and conditions set forth in this Agreement shall expire only upon expiration of the applicable statute of limitations.  If this Agreement shall be terminated, the agreements of the parties in Sections 5.01(g)(iii), 5.01(n), 7.02, 9.05, 9.06 and 9.09 shall survive such termination.

Section 9.02                      Amendment; Modification; Waiver.  Prior to the Effective Date, any provision of this Agreement may be waived by the party benefited by the provision or by both parties or amended or modified at any time, including the structure of the transaction by an agreement in writing between the parties hereto approved by their respective Boards of Directors, to the extent allowed by law, except that, after the vote by the shareholders of OTIC, Section 2.02 and Section 2.03 shall not be amended or revised.

Section 9.03                      Counterparts.  This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

Section 9.04                      Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Arkansas.

Section 9.05                      Expenses.  Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense except to the extent specifically stated otherwise in this Agreement.

Section 9.06                      Disclosure.  Each of the parties and its respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed unless it is advised by counsel that any such information is required by law to be disclosed.

Section 9.07                      Notices.  All notices, acknowledgments, requests and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telecopy, or prepaid nationally recognized overnight delivery service providing proof of delivery to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto:

If to OTIC and TCO, to:	OZARK TRUST & INVESTMENT CORPORATION Attn: Jay D. Burchfield, Chairman 1517 East Bradford Parkway Springfield, Missouri 65804 Telecopy: (417) 890-6655

With a Copy to:	Wieland & Condry Attn: David Wieland 1548 East Primrose Springfield, Missouri 65804 Telecopy: (417) 447-0903

If to SFNC, to:	SIMMONS FIRST NATIONAL CORPORATION George A. Makris, Jr., Chairman & CEO 501 Main Street Pine Bluff, Arkansas 71601 Telecopy: (870) 850-2605

With a Copy to:	SIMMONS FIRST NATIONAL CORPORATION Attn: Patrick A. Burrow, EVP & General Counsel 425 W. Capitol Ave., Suite 1400 Little Rock, Arkansas 72201 Telecopy: (501) 558-3145

Section 9.08                      No Third Party Beneficiaries.  All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  Except as expressly provided for herein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature.

Section 9.09                      Entire Agreement.  This Agreement and the Confidentiality Letter, dated February 4, 2015 pertaining to non-disclosure of confidential information of OTIC and SFNC represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made.

Section 9.10                      Assignment.  This Agreement may not be assigned by any party hereto without the written consent of the other parties.

Section 9.11                      No Interference with Legal or Fiduciary Duty.  Nothing herein is intended to prohibit, restrict, or interfere with, any action by any director, officer, or employee that is reasonably believed by such person to be required by law or fiduciary duty, and no person shall have liability under this agreement for any action taken in a good faith belief that it is so required.

ARTICLE X
EXPENSES, INDEMNIFICATION, INSURANCE

Section 10.01                                Indemnification.  In the event the Merger is consummated, SFNC shall indemnify and hold harmless each present and former director and officer of OTIC and TCO (collectively, the "Indemnified Parties") against any cost or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding, or investigation arising out of or pertaining to matters related to this Agreement as well as acts prior to the Merger. SFNC shall advance expenses as incurred provided the person to whom expenses are advanced provides a satisfactory undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.  The obligations of SFNC provided under this Section 10.01 are intended to be enforceable against SFNC directly by the Indemnified Parties and shall be binding on all successors and assigns of SFNC.

Section 10.02                                D&O Insurance.  Directors' and officers’ liability insurance for acts and omissions occurring prior to the Effective Date will be continued through existing policies or provided by SFNC through its blanket policy in an amount not less than the coverage provided by OTIC prior to the consummation of the Merger for a period of not less than six (6) years after the Effective Date, provided that SFNC shall not be required to expend, more than 300% of the current annual premium paid as of the date hereof by OTIC for such insurance ("Premium Limit") and if such premiums for such insurance would at any time exceed the Premium Limit, SFNC shall cause to be maintained policies of insurance which in SFNC's good faith determination provide maximum coverage available at premiums equal to the Premium Limit. Coverage for acts and omissions occurring after the Effective Date will be provided to directors and officers of TCO on the same basis as provided to the other subsidiaries of SFNC.

[Remainder of page Blank - Signatures on next page]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers as of the day and year first above written.

SIMMONS FIRST NATIONAL CORPORATION

By:	/s/ George A. Makris, Jr.
George A. Makris, Jr., Chairman & Chief Executive Officer

OZARK TRUST & INVESTMENT CORPORATION

By:	/s/ Jay D. Burchfield
Jay D. Burchfield, Chairman

SCHEDULE 2.02(b)

Bancshares of Urbana, Inc.
Central Bank
Century Bancshares, Inc.
Community Bancshares of West Plains, Inc.
Farmers State Bank
First Bancshares Inc.
First Independent Bank
First National Bank
First State Bank of Purdy
Great Southern Bank
Lamar Trust Bancshares, Inc.
Mid-Missouri Bancshares, Inc.
People’s Banking Co.
Simmons First National Bank, successor by merger to Liberty Bank
West Plains Bancshares, Inc.
Wood & Huston Bank